EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-92893, No. 333-129220, and No. 333-161351 on Forms S-8 of IKONICS Corporation of our report dated March 2, 2010 relating to our audit of the financial statements which appear in this Annual Report on Form 10-K of IKONICS Corporation for the year ended December 31, 2009.

/s/ McGladrey & Pullen, LLP

Duluth, Minnesota
March 2, 2010